UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2014

MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 12, 2014, Meritor, Inc. (the “Company”) entered into Amendment No. 1 to Second Amended and Restated Credit Agreement and Second Amended and Restated Pledge and Security Agreement (“Amendment No. 1”) among the Company, ArvinMeritor Finance Ireland, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Amendment No. 1, among other things, (i) permits the Company to repurchase shares of capital stock for a purchase price not to exceed the lesser of (a) $210,000,000, and (b) the amount of the Company’s free cash flow for the period commencing on June 30, 2014 through and including the last day of the most recently ended fiscal quarter prior to the share repurchase date, provided that the Company’s net debt (as defined in Amendment No. 1) after giving effect to such repurchase is less than $1,500,000,000 and (ii) resets the amount of certain permitted debt repurchases under the restricted payments covenant to $100,000,000 as of the date of Amendment No. 1.

The above description of certain terms of Amendment No. 1 is qualified by reference to the full text of Amendment No. 1, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

10.1
Amendment No. 1 to Second Amended and Restated Credit Agreement and Second Amended and Restated Pledge and Security Agreement dated as of September 12, 2014 among the Company, ArvinMeritor Finance Ireland, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.

By: /s/ Sandra J. Quick
Name: Sandra J. Quick
Title: Senior Vice President, General Counsel and Secretary

Date: September 15, 2014

EXHIBIT INDEX

Exhibit Number	Description

10.1
Amendment No. 1 to Second Amended and Restated Credit Agreement and Second Amended and Restated Pledge and Security Agreement dated as of September 12, 2014 among the Company, ArvinMeritor Finance Ireland, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.